Embassy Bank For the Lehigh Valley

P.O. Box 20405

Lehigh Valley, PA 18002-0405

January 1, 2006

Ms. Judith A. Hunsicker

328 West Street

Bethlehem, PA 18018

Dear Judith:

This will set forth our understandings concerning your continued employment as Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer of Embassy Bank, This Agreement shall supercede and replace all prior agreements and understandings concerning the terms of your employment.

1.              You are retained by the Board of Directors as Chief Operating Officer, Chief Financial Officer, Secretary and Treasuer of the Bank. You will be responsible for all operational, business and financial matters affecting the Bank under the direction of David M. Lobach, Jr., the CEO, and the Board of Directors.

2.              Your compensation will be as follows:

(a)       A base annual salary of $165,000 during 2006.

(b)       You will receive an annual bonus as determined by the Board of Directors annually.

(c)       After 2006,  you  will  receive  salary and bonus increases as approved by the Board of Directors. For 2007, it is contemplated that the increase will be in the area of 10% to 15%. Your future bonuses will be limited to a maximum of 30% of salary.

(d)       You may elect to defer a portion of your compensation prior to the commencement of any year pursuant to any Deferred Compensation Plan adopted by the Bank.

(e)       You will participate in the 401(k) plan, health, disability, group life insurance and any other employee benefit plans established by the Bank on the same basis as other full-time employees of the Bank.

Embassy Bank For the Lehigh Valley	2	January 1, 2006

(f)       You will receive five weeks of paid vacation per year.

(g)       You will be reimbursed for all ordinary and necessary business expenses incurred by you on behalf of the Bank.

(h)       You will receive stock options during each year of you. employment by the Bank as awarded by the Board of Directors. At a minimum you shall receive annually options to purchase that number of shares determined by dividing 30% of your salary by the current market value of the Common Stock on the date the options are granted. The option exercise price will be the fair market value of the stock on the date the options are granted. These options will have a term of nine (9) years from the date of grant. All of the options will be qualified stock options which will be issued pursuant to the qualified stock option plan adopted by the Bank.

(i)        You will receive a SERP benefit upon your retirement subject to the terms of the existing SERP arrangements in place at that time.

3.             The term of your employment shall be perpetual until you attain age 70, unless earlier terminated by you or the Bank in accordance with the provisions set forth below. At age 70 and thereafter, your employment will be on such terms as mutually agreed.

The Bank shall have the right to terminate your employment prior to your attaining age 70 and pay no further compensation:

(a)      Upon thirty (30) days prior written notice for "cause".    For purposes of this Agreement, "cause" is defined as theft, fraud or dishonesty in connection with your duties, your willful failure to follow the lawful and reasonable directives of the Board or your willful and persistent failure to perform your duties as Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer.

(b)       If you become unable to perform substantially all of your duties due to your permanent disability or death. You will be considered permanently disabled if you are considered as such under the Bank's disability benefit plan in which you participate,

(c)       If you voluntarily resign your employment, except as provided in paragraph 3(d) below.

Embassy Bank For the Lehigh Valley	3	January 1, 2006

(d)       Upon written notice from the Board of Directors for any other reason effective five years from the date of the notice. Provided, however that in the case of (i) any notice of termination under this paragraph 3(d) or (ii) the election of any person other than David M. Lobach, Jr. or yourself as Chief Executive Officer of the Bank, if you give written notice of your intent to resign within six months of either of such events, you shall receive in lieu of any other compensation due you, an amount equal to five times the base salary and bonus you are receiving as of the date of such resignation. Such amount shall be paid in five equal installments, the first to be paid on the effective date of youR resignation and thereafter on the four successive anniversaries of such effective date.  In addition, for a period of five years following such resignation, you shall receive all 401(k) benefits and health insurance coverages you are receiving as of the date of your resignation.  You agree to give at least six months prior written notice of your intent to resign under the provisions of this paragraph 3(d).

4.             You will cooperate with the Bank by appearing for any required physical examinations and providing any required medical information so that the Bank may obtain "key man" life insurance on your life naming the Bank as beneficiary.

5.              In consideration of our commitment to you, you agree that for a period of one year from any termination of your employment, you will not become employed by or associated with any other bank or group of persons or entities forming a bank if the new bank or your place of employment is within fifty (50) miles of the principal office of the Bank at 100 Gateway Plaza.

6.              At the request of either party, all disputes concerning the employment relationship, except for the non-compete clause contained in Paragraph 5  above, will be settled by binding arbitration to be held in Bethlehem, Pennsylvania pursuant to the rules and regulations of the American Arbitration Association.

7.              We have agreed to a severance pay arrangement in the event the Bank (or a bank holding company controlling the Bank) is acquired by or merges into or with another banking institution, bank holding company or any other entity. In the event such a transaction is consummated during your employment and results in another entity obtaining control (through stock ownership, board membership, or otherwise) of the operation and management of the Bank (or a bank holding company controlling the Bank), the following severance arrangements shall apply:

(a)       If within two years of the change in control (i) you receive notice that your employment is being terminated under paragraph 3(d) above; or (ii) you voluntarily resign for any reason, you will receive in a single lump sum, in lieu of any other compensation due you, five times the annual base salary and minimum bonus you are receiving as of the date of your termination. In addition, for a period of five years from such termination or resignation after a change in control you will continue to receive all 401(k) benefits and health insurance coverages which you are receiving as of the date of such termination.

Embassy Bank For the Lehigh Valley	4	January 1, 2006

8.             In the event you die during the payout period of any termination pay due you under paragraph 3(d) above, any remaining installments shall be paid to your estate.

9.             If the foregoing correctly sets forth our understandings, please sign and return one copy of the letter to me.

Embassy Bank For the Lehigh Valley

By	/s/ Elmer Gates
Elmer Gates
Chairman of the Board

The foregoing is agreed and accepted.

/s/ Judith A. Hunsicker
Judith A. Hunsicker

COMMONWEALTH OF PENNSYLVANIA
Notarial Seal
Kristin A. Wannisky, Notary Public
Hanover Twp., Northampton County
My Commission Expires Dec. 26, 2009
Member, Pennsylvania Association of Notaries

/s/ Kristin A. Wannisky